UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

[X] Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-QSB [ ] Form N-SAR

For Period Ended:    September 30, 1996
                 -------------------------------------------------------------

      [ ] Transition  Report on Form 10-KSB
      [ ] Transition Report on Form 10-F
      [ ] Transition  Report on Form 11-K
      [ ] Transition Report on Form 10-QSB
      [ ] Transition Report on Form N-SAR

      For the Transition Period Ended:
                                      ----------------------------------------
PART I.     REGISTRANT INFORMATION

                           HEALTH PROFESSIONALS, INC.
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                            (Full Name of Registrant)

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                          (Former Name, if Applicable)

                     515 East Las Olas Boulevard, Suite 1600
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           (Address of Principal Executive Office - Street and Number)

                         Fort Lauderdale, Florida 33301
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                           (City, State and Zip Code)

PART II - RULES 12b-25(b) AND (c)
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      If the subject  report could not be filed without  unreasonable  effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box, if appropriate.)

[X]         (a)   The reasons  described in reasonable detail in Part II of this form could not be eliminated without unreasonable effort or expense;

[ ]         (b)   The  subject  annual  report,  semi-annual  report, transition report on Form 10-KSB, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached, if applicable.

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PART III - NARRATIVE
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State below in  reasonable  detail the reasons why the Form 10-KSB,  Form 20- F,
Form 11-K, Form 10-QSB, Form N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      Form 10-K could not be filed because the Company could not prepare the requisite financial and narrative information within the prescribed period.
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


PART IV - OTHER INFORMATION
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(1)   Name  and  telephone  number  of  person  to   contact  in  regard to this
      notification:

            Douglas Kahn                  (954)              766-2552
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               (Name)                   (Area Code)      (Telephone Number)

(2) Have all other periodic report required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports been filed? If answer is no, identify report(s).

                                        [X] Yes        [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                                        [ ] Yes        [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                           HEALTH PROFESSIONALS, INC.
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date:     December 26, 1996                   By: /s/ Douglas Kahn
       -----------------------------         -----------------------------------
                                              Chief Financial Officer